Exhibit 10.12

CONSULTING AGREEMENT

BETWEEN

XORTX Therapeutics Inc
AND Haworth Biopharmaceutical
Consulting Services Inc.

MADE AS OF

July 1, 2021

XORTX Therapeutics Inc. 4000, 421 – 7th Avenue SW, Calgary, Alberta, Canada T2P 4K9 T + 1 403 455 7717 | xortx.com | CSE : XRX

CONSULTING AGREEMENT

THIS AGREEMENT made as of July 1, 2021

B E T W E E N:

Stephen Haworth, of the State of Pennsylvania
(hereinafter referred to as the “Consultant”)

OF THE FIRST PART,

- and -

XORTX Therapeutics Inc. a corporation incorporated under the laws of British Columbia, Canada
(hereinafter referred to as the “Corporation”)

OF THE SECOND PART.

THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE One - GENERAL

1.01	Consultant Services

Subject to the terms and conditions herein, the Corporation shall retain the Consultant to carry out services and the Consultant shall render the following consultative services to the Corporation:

●; Consultant shall serve as the Chief Medical Officer;

and such other consultative services as may from time to time be agreed upon between the parties.

1.02	Term of Agreement

The provision of services by the Consultant to the Corporation hereunder shall commence on the July 1, 2021 and shall continue for a period of 12 months and supersedes any prior agreements and will terminate on the February 1, 2022, subject to earlier termination of this Agreement as set forth in Article Five herein.

XORTX Therapeutics Inc. 4000, 421 – 7th Avenue SW, Calgary, Alberta, Canada T2P 4K9 T + 1 403 455 7717 | xortx.com | CSE : XRX | OTCQB : XRTXF

ARTICLE Two - REMUNERATION OF CONSULTANT

2.01	Fee for Services

Subject to Sections 2.04 and 5.03 below, the Corporation shall pay to the Consultant for the services provided under this Agreement a the rate of:

-                        $11,700 USD per month to devote 100 % of their efforts on behalf of XORTX Therapeutics Inc.

-  and will be eligible for a bonus of up to 30% of the total of the contract at the time of the grant of the bonus, subject to the discretion of the compensation committee.

-  and will be eligible for

-  Consultant will be granted 250,000 options, upon execution of this agreement and as determined from time to time, based on the discretion of the Management and Board Directors, at current market pricing at the time of the grant.

2.02	Expenses

Subject to Section 2.04, the Corporation shall reimburse the Consultant for all reasonable expenses actually and properly incurred by the Consultant in the performance of the services hereunder provided that such expenses shall be paid in accordance with the normal practices of the Corporation in force from time to time. Company hereby agrees to reimburse Consultant for all documented reasonable travel and other out-of-pocket expenses incurred in connection with Consultant’s engagement hereunder, subject to pre-approval by the Company for individual expenses over $250 and aggregated monthly expenses over $500. A properly filled expense report with receipts will be required for any expense claim.

2.03	Invoices

Payment shall be made to the Consultant with respect to the services and expenses referred to in Sections 2.01 and 2.02 above within 14 days from receipt by the Corporation of proper invoices and vouchers together with a satisfactory progress report in respect of such services and expenses, all of which shall be submitted by the Consultant to the Corporation on the last day of each month during the term of this Agreement.

XORTX Therapeutics Inc. 4000, 421 – 7th Avenue SW, Calgary, Alberta, Canada T2P 4K9 T + 1 403 455 7717 | xortx.com | CSE : XRX | OTCQB : XRTXF

2.04	Total Payment

The total amount of the payments to be made to the Consultant pursuant to Sections 2.01 and 2.02 shall not exceed $11,700 USD unless previously authorized by the CEO and upon confirmation by the compensation committee.

ARTICLE Three - COVENANTS OF CONSULTANT

3.01	Services

The Consultant shall render performance of the services hereunder to the best of the Consultant’s ability and in a competent and professional manner.

3.02	Time of Services

The Consultant shall devote 100% of his time and attention to the business of the Corporation as may be agreed to by the Consultant and the Corporation. The time of service to be provided hereunder by the Consultant shall be as agreed to from time to time by the Corporation and the Consultant. Subject to the obligations of the Consultant hereunder, the Consultant shall be free to offer services to any other person except where there may be a conflict of interest with the Corporation.

3.03	Licences and Permits

The Consultant shall be responsible for obtaining all necessary licences and permits and for complying with all applicable federal, provincial and municipal laws, codes and regulations in connection with the provision of the services hereunder and the Consultant shall when requested provide the Corporation with adequate evidence of his compliance with this Section 3.03.

3.04	Rules and Regulations

The Consultant shall comply, while on the premises used by the Corporation, with all workplace policies, procedures, rules and regulations, as amended tome time to time. The Consultant acknowledges that violation of the terms of any of these policies, procedures, rules or regulations may be subject to discipline by the Corporation, up to and including the early termination of this Agreement.

XORTX Therapeutics Inc. 4000, 421 – 7th Avenue SW, Calgary, Alberta, Canada T2P 4K9 T + 1 403 455 7717 | xortx.com | CSE : XRX | OTCQB : XRTXF

3.05	Insurance

The Consultant shall pay for and maintain for the benefit of the Consultant and the Corporation, with insurers or through the appropriate government department and in an amount and in a form acceptable to the Corporation, appropriate insurance concerning the operations and liabilities of the Consultant relevant to this Agreement including, without limiting the generality of the foregoing, workers’ compensation and unemployment insurance in conformity with applicable statutory requirements in respect of any remuneration payable by the Consultant to any employees of the Consultant and public liability and property damage insurance.

3.06	Indemnity

The Consultant shall indemnify and save harmless the Corporation from any and against all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever which the Corporation or its current and former officers, employees or agents may suffer as a result of the negligence of the Consultant in the performance or non-performance of this Agreement.

3.07	Non-disclosure

(1)           The Consultant shall not (either during the term of this Agreement or at any time thereafter) disclose any information relating to the private or confidential affairs of the Corporation or relating to any secrets of the Corporation to any person other than for the Corporation’s purposes and, without limiting the generality of the foregoing, the Consultant shall not (either during the term of this Agreement or at any time thereafter) disclose information covered by the confidentiality agreement entered into by the consultant and XORTX Therapeutics, to any person other than for the Corporation’s purposes and shall not (either during the term of this Agreement or at any time thereafter) use for his own purposes or for any purposes other than those of the Corporation any such information or secrets he may acquire in relation to the business of XORTX Therapeutics. (collectively referred to as “Confidential Information”).

(2)           For greater clarity, Confidential Information does not include general knowledge you acquire during the term of this Agreement that is not proprietary to the Corporation, provided that such general knowledge is a product of the Consultant’s memory and unaided by data, documents, agreements, files or other materials of the Corporation in any form.

(3)           The Consultant shall obtain a written non-disclosure agreement in a form acceptable to the Corporation in respect of the same information and secrets referred to in Section 3.07(1) from all persons, including but not limited to any employees of the Consultant, who are in any way involved with the Consultant in the provision of consultative services to the Corporation hereunder and in the course thereof may have access to any information or secrets referred to in Section 3.07(1) and the Consultant shall provide the Corporation with executed copies of any such non-disclosure agreement.

XORTX Therapeutics Inc. 4000, 421 – 7th Avenue SW, Calgary, Alberta, Canada T2P 4K9 T + 1 403 455 7717 | xortx.com | CSE : XRX | OTCQB : XRTXF

3.08	Non-Competition

(1)           The Consultant shall not, without the prior written consent of the Corporation, at any time for a period of:

(a)	48 months;

following the date of termination of this Agreement for whatever reason and with or without cause, either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder (other than minor holding of shares listed on a recognized Canadian or United States stock exchange that does not exceed 1% of the outstanding shares so listed) or in any other manner whatsoever carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by any person engaged in or concerned with or interested in within;

(i)	Uric acid lowering agents; or,

(ii)	Kidney disease therapies●;

the business [development of uric acid lowering agents or kidney disease therapies or products].

(2)           The Consultant confirms that all restrictions in Section 3.10(1) are reasonable and valid and all defences to the strict enforcement thereof by the Corporation are waived by the Consultant.

(3)           Sections 3.08(1)(a), (b) and (c) and Sections 3.08(1)(i), (ii) and (iii) are each separate and distinct covenants, severable one from the other and the greatest of Sections 3.08(1)(a), (b) and (c) and of sections 3.08(1)(i), (ii) and (iii) shall apply unless such covenant is determined to be invalid or unenforceable, in which case the next greatest shall apply, and so on.

3.09	Inventions and Patents

In the event the Consultant contributes to any patentable invention as a result of his consultative services to the Corporation hereunder, any such patentable invention shall be the exclusive property of the Corporation and the Corporation shall have the exclusive right to file patent applications in the name of the Corporation in connection therewith and the Consultant shall co-operate with the Corporation and provide all necessary assistance in the filing, assignment and prosecution of such patent applications.

XORTX Therapeutics Inc. 4000, 421 – 7th Avenue SW, Calgary, Alberta, Canada T2P 4K9 T + 1 403 455 7717 | xortx.com | CSE : XRX | OTCQB : XRTXF

ARTICLE Four - INDEPENDENT CONTRACTORS

4.01	Consultant not an Employee

The Consultant is not an employee of the Corporation and shall not be entitled to receive from the Corporation any employee related benefits, either under the Ontario Employment Standards Act, 2000, as amended from time to time, or otherwise. The Corporation shall not be required to make contributions to unemployment insurance, Canada Pension Plan, workers’ compensation and other similar levies in respect of the fee for services to be paid to the Consultant pursuant to Section 2.01 above.

4.02	Consultant shall not contract on behalf of Corporation

The Consultant shall not, without the prior written consent of the Corporation, enter into any contract or commitment in the name of or on behalf of the Corporation or bind the Corporation in any respect whatsoever.

ARTICLE Five - TERMINATION

5.01	Termination by Corporation or Consultant for Cause

The Corporation or the Consultant may terminate this Agreement at any time in the event of the failure of the other party to comply with any of the provisions hereunder upon such other party being notified in writing by the party alleging such failure and failing to remedy such failure within 30 days of receiving such notice.

5.02	Termination by Corporation or Consultant on Notice

The Corporation or the Consultant may terminate this Agreement upon the giving 30 days written notice to the other party. Notwithstanding the foregoing, the Corporation may terminate this Agreement immediately upon providing the Consultant with payment of one month fee for services in lieu of such notice.

XORTX Therapeutics Inc. 4000, 421 – 7th Avenue SW, Calgary, Alberta, Canada T2P 4K9 T + 1 403 455 7717 | xortx.com | CSE : XRX | OTCQB : XRTXF

5.03	Termination by Corporation when Payment Limit Reached

This Agreement shall be terminated upon the Corporation giving the Consultant written notice that the total payment limit for this Agreement as set forth in Section 2.04 hereof has been reached.

5.04	Termination on Death of Consultant

This Agreement shall be terminated upon the death of the Consultant.

5.05	Provisions which Operate Following Termination

Notwithstanding any termination of this Agreement for any reason whatsoever and with or without cause, the provisions of Sections 3.06, 3.07, 3.08 and 3.09 and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following any such termination.

ARTICLE Six - INTERPRETATION AND ENFORCEMENT

6.01	Sections and Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

6.02	Number

In this Agreement words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

XORTX Therapeutics Inc. 4000, 421 – 7th Avenue SW, Calgary, Alberta, Canada T2P 4K9 T + 1 403 455 7717 | xortx.com | CSE : XRX | OTCQB : XRTXF

6.03	Benefit of Agreement

This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Consultant and the successors and assigns of the Corporation respectively.

6.04	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express implied or statutory between the parties other than as expressly set forth in this Agreement.

6.05	Amendments and Waivers

No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

6.06	Assignment

Except as may be expressly provided in this Agreement, neither party hereto may assign his or its rights or obligations under this Agreement without the prior written consent of the other party hereto.

6.07	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

XORTX Therapeutics Inc. 4000, 421 – 7th Avenue SW, Calgary, Alberta, Canada T2P 4K9 T + 1 403 455 7717 | xortx.com | CSE : XRX | OTCQB : XRTXF

6.08	Notices

Any demand, notice or other communication (hereinafter in this Section 6.08 referred to as a “Communication”) to be made or given in connection with this Agreement shall be made or given in writing and may be made or given by personal delivery or by registered mail addressed to the recipient as follows:

To the Consultant:

● Dr. Stephen Haworth

1901 Yardley Road

Yardley, PA 19067

Phone number: 1-215-850-1329

Email: shaworth@haworthbiopharma.com

To the Corporation:

XORTX Therapeutics Inc

Suite 4000, 421 – 7th Avenue, Calgary, Alberta, Canada

adavidoff@xortx.com

403-607-2621

Attention: Dr. Allen Davidoff

or such other address or individual as may be designated by notice by either party to the other. Any Communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if made or given by registered mail, on the ● day, other than a Saturday, Sunday or statutory holiday in Ontario, following the deposit thereof in the mail. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of the mail, any such Communication shall not be mailed but shall be made or given by personal delivery.

6.09	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

6.10	Attornment

For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario shall have jurisdiction to entertain any action arising under this Agreement. The Corporation and the Consultant each hereby attorns to the jurisdiction of the courts of the Province of Ontario provided that nothing herein contained shall prevent the Corporation from proceeding at its election against the Consultant in the courts of any other province or country.

XORTX Therapeutics Inc. 4000, 421 – 7th Avenue SW, Calgary, Alberta, Canada T2P 4K9 T + 1 403 455 7717 | xortx.com | CSE : XRX | OTCQB : XRTXF

6.11	Copy of Agreement

The Consultant hereby acknowledges receipt of a copy of this Agreement duly signed by the Corporation.

IN WITNESS WHEREOF the parties have executed this Agreement.

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
	)	/s/ Dr. Stephen Haworth
Witness	)	Dr. Stephen Haworth shaworth@haworthbiopharma.com

	Per:	/s/ Dr. Allen Davidoff
Dr. Allen Davidoff, CEO and President

XORTX Therapeutics Inc.

XORTX Therapeutics Inc. 4000, 421 – 7th Avenue SW, Calgary, Alberta, Canada T2P 4K9 T + 1 403 455 7717 | xortx.com | CSE : XRX | OTCQB : XRTXF

Schedule “A”

Position Summary: The Chief Medical Officer will report directly to the Chief Executive Officer. The primary role of the CMO will be to provide leadership and direction for XORTX’s pipeline of clinical development programs in genetic rare disease Autosomal Dominant Polycystic Kidney Disease (ADPKD) , acute kidney injury due to COVID infection and diabetic nephropathy (DN). The CMO will be responsible for the strategy, direction and execution of the company’s clinical development plans. The CMO will be a key member of the senior management team as a member of the company’s Executive Committee which determines and oversees research and drug development at XORTX and sets the overall strategic direction of the company. This is a unique opportunity to be a major contributor to the success of a well-positioned, well-financed growth stage biotechnology company.

Essential Duties and Responsibilities:

To perform this job successfully, an individual must be able to perform the following:

● Direct the development of clinical strategies and plans to integrate XORTX Therapeutics Inc. compounds into the standard practice of nephrology and (genetic rare diseases

● Orchestrate and manage clinical aspects of regulatory strategies and interactions with Health Authorities

● Oversee the analysis and interpretation of clinical trial data and the reporting of clinical trial results Chief Medical Officer

● Lead interactions with academic thought leaders, investigators, cooperative groups, and other clinical stakeholders

● Provide clinical support and work with other members of the management team to develop and communicate the overall corporate strategy

● Represent the Company and its programs to external audiences, including the investment, medical and regulatory communities, as well as pharmaceutical or biotechnology industry collaborators/partners

● In addition to leading and supervising the Clinical Research Department the CMO will have direct line responsibility for the Clinical Operations, Patient Advocacy, Medical Affairs, and Biometrics Departments

Qualifications:

Education/Experience: The ideal candidate will offer:

● MD with Board Certification in nephrology or cardiovascular training preferred

XORTX Therapeutics Inc. 4000, 421 – 7th Avenue SW, Calgary, Alberta, Canada T2P 4K9 T + 1 403 455 7717 | xortx.com | CSE : XRX | OTCQB : XRTXF

● 15 years minimum experience in clinical practice treating patients and pharmaceutical and/or biotechnology industry experience as a sponsor working on investigational new drugs.

● Multiple years of management experience leading a clinical group including clinical/medical affairs and clinical operations

● A proven success record in Phase I-IV clinical research studies and trial design as well as the successful submission of IND’s and marketing approval-directed filings (BLA’s, NDA’s, and MAA’s)

Knowledge, Skills and Abilities:

● Knowledge of relevant FDA regulations and guidelines as well as those of the US, EU and other health authorities; experience in interactions with FDA personnel is essential; experience in interactions with other health authorities a plus

● Experience with, or strong knowledge of drug development

● Experience or knowledge of Orphan or genetic rare disease drug development a plus

● Experience in translational medicine, clinical pharmacology and early stage development is desirable

● Excellent knowledge of the competitive environment for drugs in the Nephrology, Diabetes and Cardiovascular marketplace and in research and development pipelines

● Must have a thorough knowledge of clinical research concepts, practices, and GCP and ICH Guidelines.

● The successful candidate will read, write and speak fluent English, possess excellent communication skills and will be capable of articulating the Company’s clinical and regulatory strategies and progress to a wide audience including the CEO, the Board of Directors, Company employees, and the investor community.

● Must have excellent leadership and interpersonal skills; should have proven skills as an effective team player who can engender credibility and confidence within and outside the company; must have outstanding executive presence.

● Must be science- and data-driven

● For best fit, the candidate must have the ability and strong desire to “make things happen”.

Chief Medical Officer - Must have a results-oriented work ethic and a positive, can-do attitude. Effective leadership, people management, communication skills and a team builder management style are essential; must be willing and able to be “hands on”.

● Must have the highest personal values and ethical standards.

XORTX Therapeutics Inc. 4000, 421 – 7th Avenue SW, Calgary, Alberta, Canada T2P 4K9 T + 1 403 455 7717 | xortx.com | CSE : XRX | OTCQB : XRTXF

Work Environment: This is a high growth, fast paced small organization. The ability to be productive and successful in an intense work environment is critical. Willingness and ability to travel domestically and internationally is required, it is anticipated that this will be 30 % of work time.

Physical Demands: The physical demands described here are representative of those that must be met by an employee to successfully perform the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions. The above job description is not intended to be an all-inclusive list of duties and standards of the position. Incumbents will follow any other instructions, and perform any other related duties, as assigned by their supervisor.

XORTX Therapeutics Inc. 4000, 421 – 7th Avenue SW, Calgary, Alberta, Canada T2P 4K9 T + 1 403 455 7717 | xortx.com | CSE : XRX | OTCQB : XRTXF

TABLE OF CONTENTS

CONSULTING AGREEMENT

ARTICLE ONE - GENERAL		1

1.01	Consultant Services	1
1.02	Term of Agreement	1

ARTICLE TWO - REMUNERATION OF CONSULTANT		2

2.01	Fee for Services	2
2.02	Expenses	2
2.03	Invoices	2
2.04	Total Payment	3

ARTICLE THREE - COVENANTS OF CONSULTANT		3

3.01	Services	3
3.02	Time of Services	3
3.03	Licences and Permits	3
3.04	Rules and Regulations	3
3.05	Insurance	4
3.06	Indemnity	4
3.07	Non-disclosure	4
3.08	Non-Competition	5
3.09	Inventions and Patents	5

ARTICLE FOUR - INDEPENDENT CONTRACTORS		6

4.01	Consultant not an Employee	6
4.02	Consultant shall not contract on behalf of Corporation	6

ARTICLE FIVE - TERMINATION		6

5.01	Termination by Corporation or Consultant for Cause	6
5.02	Termination by Corporation or Consultant on Notice	6
5.03	Termination by Corporation when Payment Limit Reached	7
5.04	Termination on Death of Consultant	7
5.05	Provisions which Operate Following Termination	7

ARTICLE SIX - INTERPRETATION AND ENFORCEMENT		7

6.01	Sections and Headings	7
6.02	Number	7
6.03	Benefit of Agreement	8
6.04	Entire Agreement	8
6.05	Amendments and Waivers	8
6.06	Assignment	8
6.07	Severability	8
6.08	Notices	9
6.09	Governing Law	9
6.10	Attornment	9

6.11	Copy of Agreement	10

Labour Department Precedent	LA02_001.WPD
Consulting Agreement Master	(formerly TOR-ELM\1039)